Exhibit 5.1

King & Spalding LLP 1100 Louisiana, Suite 4000 Houston, TX 77002-5213 Tel: +1 713 751 3200 Fax: +1 713 751 3290 www.kslaw.com

September 22, 2017

NextDecade Corporation

3 Waterway Square Place, Suite 400

The Woodlands, Texas 77380

Ladies and Gentlemen:

We have acted as counsel to NextDecade Corporation, a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration of (i) 103,123,858 shares of Common Stock, par value $0.0001 per share, of the Registrant (the “Common Stock”) registered for resale by the selling stockholders named in the Company’s registration statement on Form S-3, filed on August 30, 2017 (File No. 333-220263) (the “Selling Stockholders”), (ii) up to 12,081,895 shares of Common Stock issuable upon the exercise of warrants issued in the Company’s initial public offering (the “Warrants”), (iii) up to 19,573,304 shares of Common Stock issuable to certain of the Company’s Selling Stockholders upon the Company’s achieving certain milestones (the “Contingent Shares”) and (iv) up to 7,500,000 restricted shares of Common Stock issuable to certain of the Company’s Selling Stockholders upon the Company’s achieving certain milestones (the “Restricted Stock”).

In connection with this opinion, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied, without independent verification, upon statements and representations of representatives of the Company and public officials.

The opinions expressed herein are limited in all respects to the General Corporation Law of the State of Delaware, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

NextDecade Corporation

September 22, 2017

Based upon the foregoing, and subject to all of the assumptions, limitations and qualifications set forth herein, we are of the opinion that (i) the 103,123,858 shares of Common Stock registered for resale by the Selling Stockholders have been duly authorized and are validly issued, fully paid and nonassessable and (ii) the 39,155,199 shares of Common Stock (consisting of (a) 12,081,895 shares issuable upon the exercise of Warrants, (b) 19,573,304 shares Contingent Shares and (c) 7,500,000 shares of Restricted Stock) have been duly authorized and will be validly issued, fully paid and nonassessable when sold.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This letter is being rendered for the benefit of the Company in connection with the matters addressed herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus that is included in the Registration Statement.

Sincerely,

/s/ King & Spalding LLP